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                                                                   EXHIBIT 23.01



                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Stockholders of Swank, Inc.
Attleboro, Massachusetts:

We consent to the incorporation by reference in the Registration Statements relating to the Swank, Inc. 1981 Incentive Stock Option Plan (File No. 2-83629) and the 1987 Incentive Stock Option Plan (File No. 33-23913) on Form S-8, of our reports dated February 24, 1995, except as to the information presented in Note E, for which the date is March 9, 1995 on our audits of the consolidated financial statements and financial statement schedules of Swank, Inc. as of December 31, 1994 and 1993 and for the years ended December 31, 1994, 1993 and 1992 which reports are included in this Annual Report on Form 10-K.




                                        Coopers & Lybrand L.L.P.




Boston, Massachusetts
March 28, 1995